EXHIBIT 10.17

January 6, 2017

Timothy R. Hess

Senior Vice President and Business Unit President, Specialty Papers

I am pleased to provide you with a retention opportunity given your role in leading Specialty Papers as the Senior Vice President and Business Unit President, effective January 6, 2017.

The below information outlines the specific retention terms and conditions and supersedes any previously issued retention programs for which you may have been eligible.  Your retention opportunity is a direct reflection of the value I place on you and your many contributions to the business.

Your retention is comprised of two components:

•

You are eligible to receive a gross one-time payment of $112,750 on June 30, 2017 contingent on your continued employment with Glatfelter through the payment date.  This retention component was originally provided to you in January 2016 when serving in the role of Vice President, Sales and Marketing, Specialty Papers.

•

You will receive a one-time equity grant valued at $650,000, comprised of time-based restricted stock units.  The award will vest in five years from the grant’s effective date. The award vesting would accelerate if separated from Glatfelter service for reasons other than poor performance or cause. The remaining terms and conditions will be provided to you in your grant agreement and are standard with our Long Term Incentive Plan.

Tim, thank you for your continued dedication to the business.  I look forward to your leadership as the Business Unit President for Specialty Papers in the year ahead.

Sincerely,

/s/ Dante C. Parrini

Dante C. Parrini

Chairman & CEO

Corporate Headquarters  96 South George Street, Suite 520 • York, PA  17401-1434  U.S.A. • Phone 717-225-4711 • Fax 717-846-7208

www.glatfelter.com